Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-211662 on Form S-8 of Citizens Financial Services, Inc. of our report dated March 30, 2023, relating to the consolidated financial statements of HV Bancorp, Inc., as of and for the years ended December 31, 2022 and 2021, appearing in this Current Report on Form 8-K/A.

/s/ S.R. Snodgrass, P.C.

King of Prussia, Pennsylvania

August 31, 2023